Exhibit 99.2

Via email

January 30, 2017

Randolph Read

Non Executive Chairman

New York REIT

405 Park Avenue, 14th Flr

New York, NY 10022

Dear Randy,

I hereby inform you of my decision to resign from the Board of Directors of New York REIT, effectively immediately.

I am pleased to have assisted the company in the transition of its external manager to Winthrop, and pleased to have helped with the adoption of the plan of liquidation approved by shareholders. Under the leadership of Wendy Silverstein I believe the company is now in good hands and on a clear path to maximizing value to shareholders. That said, the governance model of the company remains somewhat challenged and it is my opinion that I am not in a position to be as engaged in board level decision making as I would like to be, nor to the degree expected by shareholders.

I wish you the best in your efforts.

Sincerely,

JPH

James Hoffmann